FILED # C24236-99

OCT 01 1999

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

ARTICLES OF INCORPORATION
OF
NEW PARADIGM PRODUCTIONS, INC.

THE UNDERSIGNED, acting as incorporator(s) of a corporation under the Nevada Business Corporation Act, adopt(s) the following Articles of Incorporation for such corporation.

ARTICLE I - NAME

The name of the Corporation is New Paradigm Productions, Inc.

ARTICLE II - INITIAL OFFICE AND RESIDENT AGENT

Bill Watts
3118 Snowpeak
North Las Vegas, NV 89031

ARTICLE III - STOCK

The aggregate number of shares which this corporation shall have authority to issue is 24,000,000 shares of Common Stock having a par value of $.001 per share and 1,000,000 shares of Preferred Stock having a par value of $.001 per share. All Common Stock of the corporation shall be of the same class, and shall have the same rights and preferences. The corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the corporation. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

ARTICLE IV - DIRECTORS

Members of the governing board of the Corporation are directors and the number of directors constituting the initial Board of Directors of this corporation is one. The name and address of the person who will serve as director until the first annual meeting of stockholders or until any successor is elected and qualifies, is:

NAME	ADDRESS
Jody St. Clair	1393 Luckspring Drive Salt Lake City, Utah 84016

ARTICLE V - INCORPORATORS

The name and address of each incorporator is:

NAME	ADDRESS
Van Butler	311 South State, Suite 440 Salt Lake City, UT 84111

ARTICLE VI

LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except to the extent provided by applicable law.

ARTICLE VII - CONTROL SHARE ACQUISITIONS

The provisions of NRS 78.378 to 78.3793 regarding control share acquisitions do not apply to the Corporation.

ARTICLE VIII - COMBINATIONS WITH INTERESTED STOCKHOLDERS

The provisions of NRS 78.411 to 78.444 regarding combinations with interested stockholders do not apply to the Corporation.

ARTICLE IX - INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation shall indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact

that such person is or was a director or officer of the Corporation, or who is serving at the request or direction of the Corporation as a director or officer of another corporation or other enterprise, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by Nevada law.

Under penalties of perjury, I declare that these Articles of Incorporation have been examined by me and are, to the best of my knowledge and belief, true, correct and complete.

DATED this 1 day of October, 1999.

Van Butler

STATE OF UTAH)
: ss.
COUNTY OF SALT LAKE)

On the 1st day of October, 1999 personally appeared before me, Van Butler, who duly acknowledged to me that he signed the foregoing Articles of Incorporation.

NOTARY PUBLIC
DIANE L HOLBROOK
311 S. State St., Ste. 440
Salt Lake City, UT 84111
My Commission Expires
May 13, 2000
STATE OF UTAH

Diane L. Holbrook
NOTARY PUBLIC
Residing at SLC, UT

My Commission Expires:

5/13/2000

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20070652207-61 Filing Date and Time 09/25/2007 10:00 AM Entity Number C24236-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NEW PARADIGM PRODUCTIONS, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE III - STOCK is hereby amended to read as follows;

The aggregate number of shares which this corporation shall have authority to issue is 100,000,000 shares of Common Stock having a par value of $.001 per share and 1,000,000 shares of Preferred Stock having a par value of $.001 per share. All Common Stock of the corporation shall be of the same class and shall have the same rights and preferences. The corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the corporation. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

ARTICLE X - REVERSE SPLIT is added as follows:

The Corporation has affectuated a 7.5 to 1 reverse stock split as to the 1,077,000 shares of its common stock outstanding on September 24, 2007, thus reducing those shares to 143,600 shares effective with the opening of business on September 25, 2007. This split has no effect on the authorized shares of common stock of the Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional): 9/25/07

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.